                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                  COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                          (PRIMARY AND FULLY DILUTED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                Three months ended
                                                                      March 31,
                                                                  1997         1996
                                                                 ------       -------

Weighted average common shares outstanding                       16,137       15,759

Weighted average common equivalent shares from dilutive
     options (1)                                                    507          ---
                                                                -------      -------

Weighted average common shares and equivalents                  $16,644      $15,759
                                                                =======      =======

Net income (loss)                                               $ 1,785      $  (650)
                                                                =======      =======

Net income (loss) per share                                     $  0.11      $ (0.04)
                                                                =======      =======

(1) Common equivalent shares are excluded from the computation if their effect is anti-dilutive.